Exhibit 10.19

Cash Incentive Bonus Plan
1.Purposes of the Plan
This Cash Incentive Bonus Plan (the “Plan”) is intended to increase shareholder value and the success of the Company by motivating Employees to perform to the best of their abilities and achieve the Company’s objectives.
2.Definitions
(a)“Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3(d) to modify the award.
(b)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
(c)“Board” means the Board of Directors of the Company.
(d)“Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
(f)“Committee” means the Compensation Committee of the Board.
(g)“Company” means Snowflake Inc., a Delaware corporation, or any successor thereto.
(h)“Effective Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Class A common stock, pursuant to which the Company’s Class A common stock is priced for the initial public offering.
(i)“Employee” means any executive officer or other employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
(j)“Participant” means, as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
(k)“Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over three (3) months.

(l)“Target Award” means the target award, at 100% target level of achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).
3.Selection of Participants and Determination of Awards
(a)Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
(b)Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant, which may be a percentage of a Participant’s annual base salary as of the beginning or end of the Performance Period or a fixed dollar amount.
(c)Bonus Pool. For each Performance Period, the Committee, in its sole discretion, will establish a Bonus Pool, which pool may be established before, during, or after the applicable Performance Period. Actual Awards will be paid from the Bonus Pool.
(d)Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce, or eliminate a Participant’s Actual Award, and/or (ii) increase, reduce, or eliminate the amount allocated to the Bonus Pool. The Actual Award may be below, at, or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.
(e)Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance goals applicable to any Target Award, which may include, without limitation: earnings (including earnings per share and net earnings); earnings before interest, taxes, and depreciation; earnings before interest, taxes, depreciation, and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution, and sale of the Company’s products; co-development, co-marketing, profit sharing, joint venture, or other similar arrangements; individual performance goals; corporate development and planning goals; bookings goals, including net ACV bookings goals; and other measures of performance selected by the Committee. As determined by the Committee, the performance goals may be based on GAAP or Non-GAAP results, and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items, and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit, or Company-wide basis. Any criteria used may be measured on such basis as the Committee determines, including but not limited to, as applicable, (A) in absolute terms, (B) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time, and/or against another company or companies or an index or indices), (D) on a per-share basis, (E) against the performance of the Company as a whole or a segment of the Company, and/or (F) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(d). The Committee also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.
4.Payment of Awards
(a)Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
(b)Form of Payment; Timing. To receive an Actual Award, a Participant must be employed by the Company or an Affiliate on the last day of the Performance Period (unless the Committee determines otherwise pursuant to the terms of any sub-plan under this Plan). Each Actual Award will generally be paid in cash (or its equivalent) in a single lump sum, and will be paid no later than March 15 of the year following the year in which the last day of the applicable Performance Period occurs. The Committee may, in its sole discretion, settle an Actual Award with a grant of an equity award under the Company’s then-current equity incentive plan, which equity award may have such terms and conditions, including vesting, as the Committee determines in its sole discretion. It is the intent that this Plan be exempt from, or comply with, the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
5.Plan Administration
(a)Committee is the Administrator. The Plan will be administered by the Committee.
(b)Committee Authority. The Committee will administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (vi) interpret, amend, or revoke any such rules.
(c)Decisions Binding. All determinations and decisions made by the Committee and/or any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
(d)Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

6.General Provisions
(a)Tax Withholding. The Company (or the Affiliate employing the applicable Employee) will withhold all applicable taxes from any Actual Award, including any federal, state, and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
(b)No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company (or the Affiliate employing the applicable Employee) to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
(c)Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
(d)Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
(e)Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.
7.Amendment, Termination, and Duration
(a)Amendment, Suspension, or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.
(b)Duration of Plan. The Plan will commence on the Effective Date, and subject to Section 7(a) (regarding the Committee’s right to amend or terminate the Plan), will remain in effect until terminated.
8.Legal Construction
(a)Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine and any feminine term used herein will also include the masculine; the plural will include the singular and the singular will include the plural.
(b)Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
(c)Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.
(e)Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.
(f)Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

POLICY HISTORY
Approved by the Compensation Committee of the Board on August 21, 2020, effective on the Effective Date.